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                                                                     Exhibit 5.1




                     [LETTERHEAD OF SIMPSON THACHER AND BARTLETT]



                                                          April 14, 1998



American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio  43215


Ladies and Gentlemen:

               We have acted as counsel to American Electric Power Company, Inc., a New York corporation (the "Company"), in connection with the Agreement and Plan of Merger dated as of December 21, 1997 (the "Merger Agreement") by and among the Company, Central and South West Corporation, a Delaware corporation ("CSW"), and Augusta Acquisition Corporation, a wholly-owned subsidiary of the Company and a Delaware corporation ("Sub"). This opinion letter is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 133,587,409 shares of common stock, $6.50 par value per share (the "Shares"), of the Company. The Shares are to be issued pursuant to the Merger Agreement which provides for Sub to merge with and into CSW (the "Merger") and for CSW to survive the Merger as a wholly-owned subsidiary of the

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American Electric Power
Company, Inc.                           -2-                      April 14, 1998


Company. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

          We have examined, and have relied as to matters of fact upon, an executed copy of the Merger Agreement, the Registration Statement, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares being issued by the Company have been duly authorized and, when issued in accordance with the Merger Agreement including, without limitation, following the approval by the stockholders of the Company of the Charter Amendment and completion of the Merger, will be legally issued, fully paid and nonassessable.


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American Electric Power
Company, Inc.                           -3-                      April 14, 1998


          This opinion letter is rendered to you in connection with the above described transaction. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the use of our name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters."

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

                                        Very truly yours,


                                        /s/ Simpson Thacher & Bartlett
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                                        SIMPSON THACHER & BARTLETT